Exhibit 5.1

Brent D. Fassett

(720) 566-4025

fassettbd@cooley.com

May 23, 2013

ARCA biopharma, Inc.

8001 Arista Place, Suite 200

Broomfield, CO 80021

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by ARCA biopharma, Inc., a Delaware corporation (the “Company”), of up to 104,167 shares (the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Preferred Stock”), plus warrants (the “Warrants”) to purchase up to an additional 5,208,350 shares of the Company’s common stock (the “Warrant Shares”) pursuant to a Registration Statement on Form S-1 (Registration Statement No. 333-187508) (the “Registration Statement”), including a related prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares, the shares of common stock issuable upon conversion of the Shares (the “Conversion Shares”), the Warrants and the Warrant Shares are to be issued and sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Warrant, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have assumed that the Certificate of Designation for the Company’s Series A Convertible Preferred Stock, par value $0.001, shall have been filed with the Secretary of State of the State of Delaware. We have also assumed that the Shares and the Warrants will be sold at the price established by the Board of Directors of the Company or a pricing committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”) and that the exercise price of the Warrants is established by the Board of Directors of the Company or a pricing committee thereof in accordance with Section 153 of the DGCL and at the time of exercise is equal to or greater than the par value of the Common Stock.

Our opinion herein is expressed solely with respect to the DGCL and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM

ARCA biopharma, Inc.

Page Two

With regard to our opinion below with respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause (i) the Shares to be convertible for more shares of the Company’s common stock than the number that then remain authorized but unissued, or (ii) the Warrants to be exercisable for more shares of the Company’s common stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Company’s common stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) the common stock issuable upon the conversion of the Shares, when issued upon the conversion of the Shares in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, (iii) provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (iv) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/Brent D. Fassett
Brent D. Fassett, Partner

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM